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                                                              MICHAEL A. PIRAINO
                                                         CHIEF FINANCIAL OFFICER
                                                         (714)752-9111, EXT. 146


                 DATA PROCESSING RESOURCES CORPORATION ACQUIRES
                COMPUTEC INTERNATIONAL STRATEGIC RESOURCES, INC.
               FOR $19.6 MILLION IN CASH, 679,000 SHARES OF STOCK
                             AND A TWO-YEAR EARNOUT

                 COMPUTEC OPERATES FOUR OFFICES, INCLUDING THREE
                      INTERNATIONAL RECRUITING FACILITIES


NEWPORT BEACH, CALIFORNIA, APRIL 30, 1997 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has acquired by merger Computec International Strategic Resources, Inc. ("Computec").

         Under the terms of the definitive merger agreement, the purchase price consisted of $19.6 million in cash and approximately 679,000 shares of restricted DPRC common stock plus an earnout contingent upon Computec's earnings before interest and taxes through December 31, 1998.

         Computec, which was founded in 1988 by Christopher and Alicia Lancashire, maintains its corporate headquarters in Glendale, California. In addition, Computec operates recruiting offices in London and Southport, England and Sydney, Australia. Computec's information technology staffing (IT) business specializes in the SAP and Oracle Financial platforms. Computec's revenues for the twelve months ended December 31, 1996 were approximately $19.3 million. The business currently employs approximately 110 hourly and salaried consultants, the majority of whom have been recruited internationally and are on assignment in the United States.

         Commenting on the acquisition, David M. Connell, President and Chief Operating Officer, stated, "This acquisition clearly communicates the Company's commitment to broaden its presence as a national player in the IT staffing industry. Computec's fast growing SAP, Oracle Financial and digital cellular network implementation expertise serves to enhance our strategy of introducing higher margin, value-added IT services and solutions. With highly-skilled



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Data Processing Resources Corporation

April 30, 1997

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consultants on assignment in over 30 states, Computec has excelled in supporting re-engineering and migration programs undertaken by their diverse group of Fortune 500 clients. The Company's unique international recruiting channel, when combined with our recently formed affiliation with select Pacific Rim recruiting organizations, offers DPRC a strong competitive advantage in addressing the growing shortage of IT professionals here in the United States."

         Mr. Connell went on to state, "Computec will operate as a separate subsidiary, maintaining its entrepreneurial spirit and talented management team headed by Christopher Lancashire, its Chief Executive Officer."

         Mr. Lancashire stated, "We at Computec feel that there is a great strategic fit between our two organizations. Our greatest strength as an organization is recruiting highly skilled IT professionals from around the world. DPRC's greatest need is a steady supply of IT talent for their customers. We complement each other's businesses very well."

         Data Processing Resources Corporation provides information technology staffing services through a network of twelve branch locations and three international recruiting offices to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code 294.


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